LEASE-PURCHASE OPTION AGREEMENT

This agreement, made and entered into this 14th day of February, 2009, by and between Western Sierra Mining Corp. (hereinafter "WSRM"), having an address of 2750 Cisco Drive South, Lake Havasu City, Arizona 86403 and Merge II, Inc., having an address of 1035 State Road 7, Wellington, Florida 33414. hereinafter collectively referred to as "the parties".

RECITALS:

WHEREAS: WSRM is a company involved in mining in the United States and Mexico;
And

WHEREAS: WSRM is developing various placer and hard rock mines in Arizona, USA,
And

WHEREAS: MERGE II desirers to acquire a specific mine lease with an option to purchase said mine: and

THEREFORE: In consideration of the following terms and conditions, The Parties hereby agree as follows:

I.  WSRM shall:

A. Grant to MERGE II a lease to the Treasure Gulch Group mines located in the Hassayampa Mining District of Arizona approximately 10 miles south of Prescott. Located 10 miles south of Prescott, Arizona within the Hassayampa District in T12.5N, Range 2W, Sections 30 & 31. (please also see attached Exhibit A-Summary of Treasure Gulch Property Document)

B. Grant to MERGE II and option to purchase the mining rights to the Treasure Gulch Group mines.

C. At the request of MERGE II will act as the mine developer to produce hard rock gold from the Treasure gulch mines including but not limited to engineering, permitting, road improvements, testing and final development and execution of a mining plan under separate contract.

II.  MERGE II shall:

A. Pay to Western $25,000 for an initial lease period of 24 months; $12,500 at the time of execution of this agreement and an additional $12,500 within 90 days thereafter.

Purchase Option: At anytime during the first year of the lease period, MERGE II may purchase the Treasure Gulch mine group from WSRM for a total price of $1,000,000 paid in three installments of $500,000 the first payment due the time of execution of the purchase agreement and then each additional payment of $250,000 due 30 days and 60 days thereafter.

Payments: All payments made to SWRM under this agreement shall be made by direct wire transfer to an account as directed by WSRM

Threatened or pending proceedings: "The Parties" warrant that no proceedings shall have been initiated or threatened by any governmental department, commission, bureau, board, agency of instrumentality or any other bona fide third party seeking to enjoin or otherwise restrain or to obtain an award for damages in connection with condition of the transaction contemplated hereby.

Authorization: All corporate action necessary to authorize the execution, delivery and performance by the parities of the Agreement and any other agreements or instruments contemplated by this transaction shall be furnished each to the other with copies of all applicable resolutions certified by the Secretary of the respective companies.

Consents: The Parties shall have received the approvals, consents and authorizations of all third parties necessary to affect the validity of this agreement.

Brokerage: Neither WSRM nor MERGE II has dealt with any broker or finder in connection with the transaction contemplated herein and each of them agrees to indemnify and hold the other party harmless in connection with any claims for commissions or other compensation made by any broker of finder claiming to have been employed by it on its behalf in connection with the transactions contemplated herein.

Expenses: Except as otherwise provided herein, the Parties shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

Notices: Any demand, notice or other communication required or permitted under or in connection with the transactions contemplated by this Agreement, shall be in writing and shall be deemed to be effective when delivered by facsimile or in person or deposited in the United States mail and sent by certified or registered mail, return receipt requested, addressed as follows:

If to WSRM:

Western Sierra Mining Corp.
2750 Cisco Drive South
Lake Havasu City, AZ 86403
Fax:928-680-7066

If to MERGE II:

107 Weybridge Circle, Unit D
Royal Palm Beach, Florida 33411
Fax:561-798-1068

Termination: Either party may terminate this Agreement, upon written notice to the other party, for any of the following reasons:
A. A breach by either "Party" of any covenant, term, or condition of the Agreement and the failure to cure such breach within thirty (30) business days after receipt of written notice of such breach from the non-breaching party; or
B. Either party misrepresents the terms or conditions of this Agreement, or engages in any fraudulent activity relating thereto; or
C. Either party institute any proceeding for relief under the Bankruptcy Code, or becomes insolvent, or if a receiver is appointed by a court of competent authority, or if either party makes a general assignment for the benefit of its creditors; or
D. State or Federal law forbids, places restriction on, limits or otherwise impairs WSRM's ability to perform as contemplated by this agreement

Arbitration: In the event a dispute should arise between the parties to this Agreement, both parties agree to submit said dispute to a board of arbitration under the laws of Arizona prior to any effort to seek a remedy in the courts as set forth above.

Confidential Information Each of the parties hereby acknowledges and agrees that all information disclosed to each other necessary for the execution of the terms and conditions of this Agreement, whether written or oral, including the terms and conditions of this Agreement, is Confidential Information and shall not be disclosed to any third party without the written consent of the other or such information becomes public knowledge or as required by the Securities and Exchange Commission.

Waiver The failure of any party hereto at any time or times hereafter to exercise any right, power, privilege or remedy hereunder or to require strict performance by the other or another party of any of the provisions, terms or conditions contained in this Agreement or in any other document, instrument or agreement contemplated hereby or delivered in connection herewith shall not waive, affect, or diminish any right, power, privilege or remedy of such party at any time or times thereafter to demand strict performance thereof; and, no rights of any party hereto shall be deemed to have been waived by any act of knowledge of such party hereto on its rights on any one occasion shall operate as a waiver of any other of its rights or any of its rights on any future occasion.

Section Headings The section headings in this agreement are for the convenience of reference only and shall not be deemed to be a part of this Agreement or to alter or affect any provisions, terms or conditions contained herein.

Exhibits and Schedules Any exhibits, appendices and/or schedules referenced herein, shall be deemed to be attached hereto and made a part hereof. All references herein to the Agreement shall include all schedules, exhibits, appendices and financial statements and/or other documents delivered hereunder.

Severability Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If ay portion of this Agreement is declared invalid for ay reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of the Agreement which shall continue in full force and effect upon the remaining portions of the Agreement which shall continue in full force and effect as if this Agreement had been executed with the invalid portion thereof deleted. Furthermore, the entirety of this Agreement shall continue in full force and effect in all other jurisdiction.

Entire understanding. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby and such understandings shall not be modified except in writing signed by or on behalf of all the parties hereto.

Binding Effect. This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Agreement is not intended to, nor shall it create any rights in any other party.

Governing Law This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Arizona and shall in all respects be governed, construed, applied and enforced and in accordance with the laws of said state, without reference to conflict of principals.

References Each reference herein to a party hereto shall be deemed to include such party's legal representatives, successors and assigns, all of whom shall be bound by the provisions hereof. Each reference to a party hereto and any pronouns referring thereto as used herein shall be construed in the masculine, feminine, neuter, singular or plural, as the context may require.

Assignment. Each party hereto shall be able to sell, pledge, assign or otherwise transfers rights under this Agreement, in whole or in part only upon receiving written consent from the other, a consent that shall not be unreasonably withheld. For purposes hereof the transfer of the party's rights under this Agreement shall be deemed to include a transfer of a majority of the voting rights with respect to such party.

Counter parts This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which together shall constitute by one and the same instrument.

Time is of the Essence Time is of the essence in the undertaking of all obligations under this Agreement, including but not limited to any and all payment obligations.

Facsimile Signatures. A facsimile signature on this Agreement is as valid as an original signature.

Executed on this 15th day of February, 2009.

By:  Western Sierra Mining Corp.

/s/M. Chaffee
-----------------------------
Michael M. Chaffee
President, CEP

By:  Merge II, Inc.

/s/Dennis Carrasquillo
------------------------------
Dennis Carrasquillo
President, CEO

EXHIBIT A

SUMMARY TREASURE GULCH PROPERTY

Western Sierra Mining

- Located 10 miles south of Prescott, Arizona within the Hassayampa District in T12.5N, Range 2W, Sections 30 & 31.

- An old mine that produced exceedingly rich gold ore from a narrow portion of the vein and from underground open stopes.

- Vein is 6' to 12' in width and the adjacent Zero extension, also a part of this property, is from 2' to 5" in width.

-  Three claims comprise the property

- Approximately 5000 tons of ore are available from surface at Treasure Gulch, averaging between .7 and .9 oz/ton Au. Underground exposures suggest ore grading in excess of 1.0 oz/ton Au

- At the Zero extension ore at an adit face is grading .35 oz/ton Au, and a large 3000 to 5000 ton dump is averaging .12 oz/ton Au

-  Recent road work has improved access to the mine area.

-  Recent road work has improved access to the mine area.

- A proven and probable ore reserve block has been calculated to contain 33,330 tons of ore yielding a tenor of 24,664 ounces of gold

At the Zero extension a block of probable ore containing 41, 660 tons, hosting 24,163 ounces of gold is known.

SUMMARY OF ORE RESERVES FOR THE FOLLOWING MINES:

1.  The SunGold Mine
2.  The Big Chief Group
3.  The Oro Cache Mine
4.  The Eagle Mine
5.  The Treasure Gulch Mine

General Statement

Previous ore reserve calculations for the above mines have been made over a period of many years by various professionals. Exploration activity in 2006 and 2007 has provided a basis for evaluating previous calculations and updating the overall ore reserve potential. It is important to note that the following ore reserves are regarded as in-ground ore reserves and have not been converted to loose tons after expansion from drilling and blasting, and that no mine dilution or recovery factor has been applied. This analysis is summarized below:

SUNGOLD MINE:

   -  Proven Ore Reserves (from all blocks)    141,525 tons @ 0.41
oz/ton AU
   -  Probable (Indicated)    318,750 tons @ 0.41 oz/ton AU
   -  Possible (Geologic Inferred)       500,000 tons @ 0.10 oz/ton AU

BIG CHIEF GROUP:

   -  Proven Ore Reserves (from 3 mines)      29,135 tons @ 0.52 oz/ton
Au
   -  Probable (indicated)    20,840 tons @ 0.58 oz/ton Au
   -  Probable (Indicated)     71,600  tons @ 0.31 oz/ton Au
   -  Possible (Geologic Inferred)    3 million tons @ 0.05 oz/ton Au

ORO CACHE MINE:

   -  Proven Ore Serves     13, 17 tons @ 0.32 oz/ton Au
   -  Probable               9,500 tons @ 0.32 oz/ton Au
   -  Possible (Geologic Inferred to 300' depth)     75,000 tons @ 0.32
oz/ton Au

EAGLE MINE:
   -  Proven Ore Reserve (Eagle Vein)     3,000 tons @ 0.30 oz/ton Au,
55.0 oz/ton Au
   -  Probable Ore Reserve (Eagle Vein)    3,665 tons @ 0.30 oz/ton Au,
55.0 oz/ton Ag
   -  Proven Ore Reserve (Buzzard Vein)   5,000 tons @ 0.20 oz/ton Au,
17.0 oz/ton Ag
   -  Probable Ore Reserve (Buzzard Vein)    16,000 tons @ 0.20 oz/ton
Au, 17.0 oz/ton Ag
   -  Proven Ore Reserve (Stockwork/Breccia)     20,000 tons @ 0.12
oz/ton Au, 78 oz/ton Ag

TREASURE GULCH MINE:
   -  Proven Ore Reserve (T. Gulch#1)     10,500 tons @ 0.65 oz/ton Au
   -  Probable Ore Reserve (T. Gulch #1)     22,830 tons @ 0.65 oz/ton
Au
   -  Proven Ore Reserve (T.Gulch#1)  20,000 tons @ 0.58 oz/ton Au
  -  Probable Ore Reserve (T.Gulch#2)        21,660 tons @ 0.58 oz/ton
Au

/s/Don L. Jenkins
--------------------------------
Don L. Jenkins
CPG #3341
ME#1594874

May 7, 2008